Exhibit 99.4

Poseida Therapeutics, Inc. – Response to Investor Inquiry

Dear [    ],

Thank you for contacting Poseida Therapeutics, Inc. (the “Company”).

On November 25, 2024, the Company, Roche Holdings, Inc., a Delaware corporation (“Parent” or “Roche”) and Blue Giant Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Roche (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will commence a tender offer (the “Tender Offer”) no later than December 10, 2024, to acquire all issued and outstanding shares of the Company’s common stock at an offer price of $9.00 per share in cash (the “Cash Amount”), plus one non-tradeable contingent value right (each, a “CVR”) per share, with each CVR representing the right to receive certain contingent cash payments of up to an aggregate amount of $4.00 per share upon the achievement of specified milestones (collectively, the “Tender Offer Consideration”). If successful, the Tender Offer will be followed by a merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger. All shares of common stock that are not validly tendered in the Tender Offer (other than shares held by the Company, Roche or any of their respective subsidiaries, and any dissenting shares) will be cancelled and converted upon the effective time of the Merger into the right to receive the Tender Offer Consideration.

We expect the transaction to close in the first quarter of 2025, subject to the satisfaction or waiver of customary closing conditions, including the completion of regulatory review, the tender of a majority of the outstanding shares of common stock of the Company, and other customary closing conditions.

Until then, the Company will continue to operate as an independent company and we will continue our normal business activities.

We refer you to our and Roche’s press releases and our respective SEC filings related to the transaction, as they are made, for additional information.

Additional information regarding Roche is available at https://www.roche.com.

Sincerely,

Kristin Yarema, Ph.D.

President and Chief Executive Officer

Poseida Therapeutics, Inc.

Additional Information and Where to Find It

The Tender Offer described in this communication has not yet commenced. This communication is for information purposes only and is neither an offer to buy nor a solicitation of an offer to sell any securities of the Company, nor is it a substitute for the Tender Offer materials that Parent and Merger Sub will file with the U.S. Securities and Exchange Commission (the “SEC”). The solicitation and the offer to buy shares of the Company’s common stock will only be made pursuant to a Tender Offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and other related materials that Parent and Merger Sub intend to file with the SEC. In addition, the Company will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Tender Offer.

Once filed, investors will be able to obtain the Tender Offer statement on Schedule TO, the offer to purchase, the Solicitation/Recommendation Statement of the Company on Schedule 14D-9 and related materials with respect to the Tender Offer and the Merger, free of charge at the website of the SEC at www.sec.gov or from the information agent named in the Tender Offer materials. Investors may also obtain, at no charge, the documents filed with or furnished to the SEC by the Company under the “Investors & Media” section of the Company’s website at www.poseida.com.

Stockholders and investors are strongly advised to read these documents when they become available, including the Solicitation/Recommendation Statement of the Company on Schedule 14D-9 and any amendments thereto, as well as any other documents relating to the Tender Offer and the Merger that are filed with the SEC, carefully and in their entirety prior to making any decisions with respect to whether to tender their shares into the Tender Offer because they contain important information, including the terms and conditions of the Tender Offer.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements either contained in or incorporated by reference into this document constitute forward-looking statements within the meaning of the federal securities laws. Any express or implied statements that do not relate to historical or current facts or matters are forward-looking statements. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Such forward-looking statements include those relating to the ability to complete and the timing of completion of the transactions contemplated by the Merger Agreement, including the parties’ ability to satisfy the conditions to the consummation of the Tender Offer and the other conditions to the consummation of the subsequent Merger set forth in the Merger Agreement, and the possibility of any termination of the Merger Agreement. The forward-looking statements contained in this document are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Actual results may differ materially from current expectations because of, among other things, risks associated with uncertainties as to the timing of the Tender Offer and the subsequent Merger; uncertainties as to how many of the Company’s stockholders will tender their shares of common stock in the Tender Offer; the risk that competing offers or acquisition proposals will be made; the possibility that various conditions to the consummation of the Tender Offer or the subsequent Merger may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Tender Offer or the subsequent Merger; the risk of legal proceedings being brought in relation to the transactions and the outcome of such proceedings; the effects of disruption from the transactions of the Company’s business and the fact that the announcement and pendency of the transactions may make it more difficult to establish or maintain relationships with employees and business partners; the possibility that the milestone payments related to the contingent value right will never be achieved and that no milestone payment may be made; the Company’s reliance on third parties for various aspects of its business; risks and uncertainties associated with development and regulatory approval of novel product candidates in the biopharmaceutical industry; risks associated with conducting clinical trials; whether any of the Company’s product candidates will be shown to be safe and effective; the Company’s ability to finance continued operations; competition in the Company’s target markets; and uncertainties pertaining to other business effects, including the effects of industry, market, economic, political or regulatory conditions, future exchange and interest rates and changes in tax and other laws, regulations, rates and policies. The foregoing factors should be read in conjunction with the risks and cautionary statements discussed or identified in the Company’s reports on Forms 10-K, 10-Q and 8-K and in other public filings the Company makes with the SEC from time to time. The reader is cautioned not to unduly rely on these forward-looking statements. The forward-looking statements included in this communication are made only as of the date hereof, and the Company expressly disclaims any intent or obligation to update or revise publicly these forward-looking statements except as required by law.